                                                                      EXHIBIT 23



                          Independent Auditor's Consent

The Administrative Committee of the
401K Profit Sharing Plan of CVS Corporation:

We consent to the incorporation by reference in the registration statement
(No. 333-63664) on Form S-8 of the 401K Profit Sharing Plan of CVS Corporation of our report dated June 14, 2002, with respect to the statements of net assets available for plan benefits of the 401K Profit Sharing Plan of CVS Corporation as of December 31, 2001 and 2000, and the related statements of changes in net assets available for plan benefits for the years then ended, which report appears in the December 31, 2001, annual report on Form 11-K of the 401K Profit Sharing Plan of CVS Corporation.

/s/ KPMG LLP
Providence, Rhode Island
June 27, 2002







                                       16